EXHIBIT 9.01.4 ENGET COMMAND CENTER GROUP
Audited balance sheets of Enget Command Center Group as of December 31, 2005, 2004, and 2003, and the related statements of income, members' equity, and cash flows for the years ended December 31, 2005 and 2004.

                                                   COMBINED FINANCIAL STATEMENTS
                                                December 31, 2005, 2004 and 2003




                       TEMPORARY SERVICES OF ARKANSAS, LLC
                         TEMPS UNLIMITED OF MEMPHIS, LLC
                        TEMPS UNLIMITED OF OKLAHOMA, LLC
                        TEMPS UNLIMITED OF NASHVILLE, LLC
                            SHREVEPORT STAFFING, LLC
                          TEMPS UNLIMITED OF TULSA, LLC
                     TEMPS UNLIMITED OF WASHINGTON, DC, LLC

                   COLLECTIVELY THE ENGET COMMAND CENTER GROUP

ENGET COMMAND CENTER GROUP
TABLE OF CONTENTS
--------------------------------------------------------------------------------



                                                                            PAGE
                                                                            ----


INDEPENDENT AUDITOR'S REPORT...............................................   1

FINANCIAL STATEMENTS
   Combined Balance Sheets.................................................   2
   Combined Statements of Income...........................................   3
   Combined Statements of Members' Equity..................................   4
   Combined Statements of Cash Flows.......................................   5

NOTES TO COMBINED FINANCIAL STATEMENTS.....................................   6

SUPPLEMENTARY INFORMATION
   Independent Auditor's Report on Supplementary Information...............  10

   Schedules:
       Combining Balance Sheets - December 31, 2005........................  11
       Combining Balance Sheets - December 31, 2004........................  12
       Combining Balance Sheets - December 31, 2003........................  13
       Combining Statements of Income - December 31, 2005..................  14
       Combining Statements of Income - December 31, 2004..................  15

                                     [LOGO]
                                   EideBailly
                            ------------------------
                            CPAs & BUSINESS ADVISORS

                          INDEPENDENT AUDITOR'S REPORT
--------------------------------------------------------------------------------

The Members
Enget Command Center Group
Scottsdale, Arizona

We have audited the accompanying combined balance sheets of the Enget Command Center Group as of December 31, 2005, 2004 and 2003, and the related combined statements of income, members' equity, and cash flows for the years ended December 31, 2005 and 2004. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we do not express such an opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Because we were not engaged to audit the statements of income, members' equity, and cash flows, we did not extend our auditing procedures to enable us to express an opinion on results of operations, members' equity, and cash flows for the year ended December 31, 2003. Accordingly, we express no opinion on them.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Enget Command Center Group as of December 31, 2005, 2004 and 2003, and the results of its operation and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.


/s/ Eide Bailly LLP
Phoenix, Arizona
March 17, 2006

                       PEOPLE. PRINCIPLES. POSSIBILITIES.
                       ----------------------------------
                               www.eidebailly.com
          1850 N. Central Avenue  Suite 400  Phoenix, Arizona 85004
                  Phone 602.264.5844  Fax 602.277.4845  EOE

ENGET COMMAND CENTER GROUP
COMBINED BALANCE SHEETS
DECEMBER 31, 2005, 2004 AND 2003
--------------------------------------------------------------------------------

             ASSETS                                             2005             2004             2003
                                                            -----------      -----------      -----------
CURRENT ASSETS
     Cash                                                   $    93,551      $   206,559      $   165,616
     Receivables
         Trade, net of allowance for doubtful
           accounts of $209,138 in 2005, $251,407
           in 2004, and $106,655 in 2003                      2,735,277        1,523,344          641,694
         Other receivables                                          811           11,438            5,969
     Deposits and prepaid expenses                              258,087           96,752           35,957
                                                            -----------      -----------      -----------

             Total current assets                             3,087,726        1,838,093          849,236
                                                            -----------      -----------      -----------

PROPERTY AND EQUIPMENT
     Buildings and improvements                                 287,131          262,215               --
     Furnishings and equipment                                  194,037          183,176          105,220
     Vehicles                                                   136,045           99,883           58,683
                                                            -----------      -----------      -----------
                                                                617,213          545,274          163,903
         Less accumulated depreciation                         (179,342)        (104,828)         (55,911)
                                                            -----------      -----------      -----------

                                                                437,871          440,446          107,992
                                                            -----------      -----------      -----------

                                                            $ 3,525,597      $ 2,278,539      $   957,228
                                                            ===========      ===========      ===========

             LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
     Line of credit                                         $    50,000      $        --      $        --
     Current maturities of long-term debt                        28,155           20,000            9,797
     Checks issued in excess of available bank balances         262,759               --               --
     Funding payable                                          1,625,087        1,074,572          398,134
     Accounts payable and accrued expenses                      490,796          275,638          117,645
                                                            -----------      -----------      -----------

             Total current liabilities                        2,456,797        1,370,210          525,576
                                                            -----------      -----------      -----------

LONG-TERM DEBT, net of current maturities                       185,602          200,397           23,462
                                                            -----------      -----------      -----------

MEMBERS' EQUITY
     Members' equity                                          1,320,905        1,154,965          587,103
     Retained (deficit)                                        (437,707)        (447,033)        (178,913)
                                                            -----------      -----------      -----------
                                                                883,198          707,932          408,190
                                                            -----------      -----------      -----------

                                                            $ 3,525,597      $ 2,278,539      $   957,228
                                                            ===========      ===========      ===========


See Notes to Combined Financial Statements

ENGET COMMAND CENTER GROUP
COMBINED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
--------------------------------------------------------------------------------

                                                   2005                 2004
                                              ------------         ------------

REVENUES                                      $ 18,471,544         $ 12,102,209

COST OF SALES                                   13,594,249            8,989,131
                                              ------------         ------------

GROSS PROFIT                                     4,877,295            3,113,078

OPERATING EXPENSES                               4,844,648            3,120,601
                                              ------------         ------------

INCOME (LOSS) FROM OPERATIONS                       32,647               (7,523)
                                              ------------         ------------

OTHER (EXPENSES)                                  (110,179)             (74,186)
                                              ------------         ------------

NET (LOSS)                                    $    (77,532)        $    (81,709)
                                              ============         ============

See Notes to Combined Financial Statements

ENGET COMMAND CENTER GROUP
COMBINED STATEMENTS OF MEMBERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004
--------------------------------------------------------------------------------

                                                   Members'         Retained
                                                 Contribution       (Deficit)           Total
                                                 ------------      ------------      ------------
BEGINNING OF YEAR, JANUARY 1, 2004               $    587,103      $   (178,913)     $    408,190

     Contributions                                    567,862                --           567,862

     Distributions                                         --          (186,411)         (186,411)

     Net (loss)                                            --           (81,709)          (81,709)
                                                 ------------      ------------      ------------

END OF YEAR, DECEMBER 31, 2004                      1,154,965          (447,033)          707,932

     Contributions                                    508,108                --           508,108

     Transfer on exchange of member interest          (86,858)           86,858                --

     Distributions                                   (255,310)               --          (255,310)

     Net (loss)                                            --           (77,532)          (77,532)
                                                 ------------      ------------      ------------

END OF YEAR, DECEMBER 31, 2005                   $  1,320,905      $   (437,707)     $    883,198
                                                 ============      ============      ============

See Notes to Combined Financial Statements

ENGET COMMAND CENTER GROUP
COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2005 AND 2004
--------------------------------------------------------------------------------

                                                                    2005             2004
                                                                -----------      -----------
CASH FROM OPERATING ACTIVITIES
     Net (loss)                                                 $   (77,532)     $   (81,709)
     Charges and credits to net income not affecting cash
         Depreciation and amortization                               74,514           48,917
         Allowance for doubtful accounts                            379,329          241,744
     Changes in assets and liabilities
         Trade receivables                                       (1,591,262)      (1,123,394)
         Other receivables                                           10,627           (5,469)
         Deposits and prepaid expenses                             (161,335)         (60,795)
         Checks issued in excess of available bank balances         262,759               --
         Funding payable                                            550,515          676,438
         Accounts payable and accrued expenses                      215,158          157,993
                                                                -----------      -----------

             Net cash used in operating activities                 (337,227)        (146,275)
                                                                -----------      -----------

CASH FROM INVESTING ACTIVITIES
     Purchase of property and equipment                             (71,939)        (381,371)
                                                                -----------      -----------

             Net cash used in investing activities                  (71,939)        (381,371)
                                                                -----------      -----------

CASH FROM FINANCING ACTIVITIES
     Advance on line of credit                                       50,000               --
     Principal payments on long-term debt                           (40,129)         (11,262)
     Proceeds from issuance of long-term debt                        33,489          198,400
     Member contributions                                           508,108          567,862
     Member distributions                                          (255,310)        (186,411)
                                                                -----------      -----------

             Net cash provided by financing activities              296,158          568,589
                                                                -----------      -----------

NET CHANGE IN CASH                                                 (113,008)          40,943

CASH, BEGINNING OF YEAR                                             206,559          165,616
                                                                -----------      -----------

CASH, END OF YEAR                                               $    93,551      $   206,559
                                                                ===========      ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

     Cash payments for interest                                 $   128,118      $    74,186
                                                                ===========      ===========

See Notes to Combined Financial Statements

ENGET COMMAND CENTER GROUP
NOTES TO COMBINED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTE 1 - NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

NATURE OF OPERATIONS

The Companies operate as franchisees of Command Center, Inc. and operate under the trade name "Command Labor." The "Command Labor" name is owned by Command Center, Inc.

Command Center, Inc., formerly operating under Command Staffing, LLC, was formed in 2002 in the state of Arizona for the purpose of providing temporary help in the labor, staffing, hospitality, and events industries. The Company operates under the trade name of Command Center. The Company currently holds over 70 storefronts which do business in 19 states in the U.S.

The accompanying combined financial statements include the accounts of seven Command Center franchisees collectively known as the Enget Command Center Group (the Group). The Combined entities were formed for the purpose of providing temporary staffing for manual labor jobs to customers.

PRINCIPLES OF COMBINATION

The accompanying combined financial statements include the accounts of the following companies, each doing business as Command Center and under common control:

                     Legal Entity                          Date Formed
   -------------------------------------------------   ---------------------

   Temporary Services of Arkansas, LLC                       06/01/01
   Temps Unlimited of Memphis, LLC                           03/15/02
   Temps Unlimited of Oklahoma, LLC                          04/01/02
   Temps Unlimited of Nashville, LLC                         03/11/04
   Shreveport Staffing, LLC                                  08/18/04
   Temps Unlimited of Tulsa, LLC                             04/01/04
   Temps Unlimited of Washington, DC, LLC                    01/01/04

All significant interrelated accounts have been eliminated in combination.

CASH AND CASH EQUIVALENTS

The Group considers all highly liquid assets having a maturity of three months or less to be cash equivalents. The Group maintains cash at various financial institutions which may at times exceed federally insured amounts.

BASIS OF ACCOUNTING AND PRESENTATION

The financial statements of the Group are prepared on the accrual basis of accounting and accordingly reflect all significant receivables, payables, and other liabilities.

TRADE RECEIVABLES

The Group grants credit to customers in each of their locations. Trade receivables are carried at original invoice amount less an estimate made for doubtful receivables based on a percentage of receivables aged over 60 days. Individual customer receivables are also reviewed considering the customer's financial condition, credit history, and current economic conditions. Trade receivables are written off when determined uncollectible. Recoveries of previously written off are recorded when collected.

(Continued)

NOTES TO COMBINED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for more than 60 days. Interest is charged on trade receivables that are outstanding for more than 30 days and is recognized as it is charged.

INCOME TAXES

The Group and its members have elected to be taxed as limited liability corporations for income tax purposes. Under such election, the Group is not subject to corporate income taxes. Instead, the Group's tax basis earnings are reported by the respective members for income tax reporting purposes.

ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

ADVERTISING

Advertising costs are expenses as incurred. Advertising expense was $114,696 and $95,629 for the years ended December 31, 2005 and 2004, respectively.

--------------------------------------------------------------------------------
NOTE 2 - LONG-TERM DEBT
--------------------------------------------------------------------------------

Long-term debt consisted of the following at December 31:

                                                              2005                 2004                 2003
                                                          ------------         ------------         ------------
First Fidelity mortgage, 6.5% note, due in monthly
    installments of $1,784, secured by building,
    matures in 2009                                       $    184,666         $    196,535         $         --

First Fidelity auto loan, 8% note, due in monthly
    installments of $411, secured by vehicle,
    matures in 2007                                              6,219                   --                   --

GMAC auto loan, 2.9% note, due in monthly
    installments of $417, secured by vehicle,
    matures in 2006                                              4,200                9,884               14,975

Eagle Bank auto loan, 6.95% note, due in monthly
    installments of $578, secured by vehicle,
    matures in 2007                                             10,696

Eagle Bank auto loan, 7.5% note, due in monthly
    installments of $417, secured by vehicle,
    retired in 2005                                                 --               13,978               18,284

Eagle Bank auto loan, 8% note, due in monthly
    installments of $527, secured by vehicle,
    matures in 2007                                              7,976                   --                   --
                                                          ------------         ------------         ------------
                                                               213,757              220,397               33,259
    Less current maturities                                    (28,155)             (20,000)              (9,797)
                                                          ------------         ------------         ------------

                                                          $    185,602         $    200,397         $     23,462
                                                          ============         ============         ============

(Continued)

NOTES TO COMBINED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Future minimum payments required on long-term debt is as follows for the years ending December 31:

      2006                                                        $ 28,155
      2007                                                          19,767
      2008                                                          10,343
      2009                                                         155,492
      2010                                                              --
      Thereafter                                                        --
                                                                  --------

                                                                  $213,757
                                                                  ========

--------------------------------------------------------------------------------
NOTE 3 - LEASE COMMITMENTS
--------------------------------------------------------------------------------

The Group leases facilities at each location in which they operate. The rent expense totaled $179,826 and $117,548 for the years ended December 31, 2005 and 2004, respectively.

Future minimum rental commitments for these leases are as follows for the years ending December 31:

      2006                                                        $147,258
      2007                                                         142,406
      2008                                                         108,714
      2009                                                          60,374
      2010                                                          51,245
      Thereafter                                                    31,033
                                                                  --------

                                                                  $541,030
                                                                  ========

--------------------------------------------------------------------------------
NOTE 4 - RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

The Group incurred franchise royalty fees with Command Center, Inc. formerly operating as Command Staffing, LLC, the franchisor and related party through common ownership, for the years ended December 31, 2005 and 2004 of $325,864 and $235,592, respectively.

--------------------------------------------------------------------------------
NOTE 5 - FUNDING PAYABLE
--------------------------------------------------------------------------------

The Combining Companies (Franchisee) factor their accounts receivable, with recourse, with Capital Temp Funds, Inc. (CTF). In exchange for cash advances (asset based loans), CTF receives a security interest in the receivables through the assignment of each week's billing. The Franchisee performs all collection activity on the assigned accounts; however, customers forward their remittances directly to a CTF lockbox.

CTF maintains an inventory of open customer receivables against which it issues funding advances. CTF provides funding, via wire transfer, to the Franchisee generally on a weekly basis following receipt and review of a new receivable assignment. The maximum that CTF will loan the Franchisee is 80% of the population of eligible open invoices less than 60 days old. Invoices that age beyond 60 days (past the invoice date) fall out of eligibility and are excluded from subsequent CTF funding calculations. CTF establishes its own credit limits for each customer. Franchisee billing that exceeds these limits is not eligible for funding, however, the receivables continue to be assigned and monitored by CTF.


(Continued)

NOTES TO COMBINED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

9 The Franchisee is charged interest calculated on the daily net loan balance during each month. This interest charge is added to the loan balance at the end of each month. Interest rates are established at Prime Rate plus 4%. The Franchisee paid interest related to funding of receivables of $91,387 and $60,712 for the years ended December 31, 2005 and 2004, respectively.

--------------------------------------------------------------------------------
NOTE 6 - COMMITMENTS
--------------------------------------------------------------------------------

The Group has borrowed on a line of credit which is secured by the assets of the Group. The interest rate on the line of credit is 2% + Prime. As of December 31, 2005, the amount due under this line of credit was $50,000.

--------------------------------------------------------------------------------
NOTE 7 - SUBSEQUENT EVENT
--------------------------------------------------------------------------------

The Group has entered into an agreement whereby its Members will exchange their ownership rights in each franchise for stock in Command Center, Inc. This agreement is subject to continuing due diligence review by Command Center, Inc. Command Center, Inc. is registered with the Securities and Exchange Commission and is traded on the OTCBB under the symbol CCNI.


                                    # # # # #